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SEC  1745  (6-00)  Potential  persons  who  are  to respond to the collection of information  contained  in this form are not required to respond unless the form displays  a  currently  valid  OMB  control  number.
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                 Department 56 Co.
                                 --------------
                                (Name of Issuer)

                                     COMMON
                                     ------
                         (Title of Class of Securities)

                                    249509100
                                    ---------
                                 (CUSIP Number)

                                    08/02/01
                                    --------
             (Date of Event Which requires Filing of this Statement)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

(X)  RULE  13D-1(B)

SCHEDULE  13G
CUSIP  NO.   249509100
             ---------
================================================================================
  1.   Names  of  Reporting  Persons
       I.R.S.  Identification  Nos.  of  above  persons  (entities  only)

       RUTABAGA  CAPITAL  MANAGEMENT   04-3451870
       ==========================================
--------------------------------------------------------------------------------

  2.   Check  the  Appropriate  Box  if  a  Member  of  a  Group
       (a)
       (b)

--------------------------------------------------------------------------------

3.     SEC  Use  Only

--------------------------------------------------------------------------------

  4.   Citizenship  or  Place  of  Organization        MASSACHUSETTS
                                                       =============

--------------------------------------------------------------------------------
  NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH

  5.   Sole  Voting  Power     0
                               =======

--------------------------------------------------------------------------------

  6.   Shared  Voting  Power     NONE
                                 ====

--------------------------------------------------------------------------------

  7.   Sole  Dispositive  Power  0
                                 =======

--------------------------------------------------------------------------------

  8.   Shared  Dispositive  Power     NONE
                                      ====

--------------------------------------------------------------------------------

  9.   Aggregate Amount Beneficially Owned by Each Reporting Person 0
                                                                    =======

--------------------------------------------------------------------------------

  10.   Check if the aggregate Amount in Row (11) Excludes Certain Shares

--------------------------------------------------------------------------------

  11.   Percent of Class Represented by Amount in Row  (11)       0%

--------------------------------------------------------------------------------

  12.   Type  of  Reporting  Person     IA

--------------------------------------------------------------------------------

SCHEDULE  G
CUSIP  NO.  249509100

Item  1.

   (a)  Name  of  Issuer
        ----------------

        Department 56 Co.

   (b)  Address  of  Issuer's  Principal  executive  Offices
        ----------------------------------------------------

        6436 City West Parkway
        Eden Prairie, MN 55344

Item  2.

   (a)  Name  of  Person  Filing
        ------------------------

        RUTABAGA  CAPITAL  MANAGEMENT

   (b)  Address  of  Principal  Business  Office
        ----------------------------------------

        64 Broad Street, 3rd Fl
        BOSTON,  MA  02109

   (c)  Citizenship
        -----------

        MASSACHUSETTS

   (d)  Type  of  Class  of  Securities
        -------------------------------

        COMMON  STOCK

   (e)  Cusip  Number
        -------------

        249509100

Item  3.  If  this  statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
          ----------------------------------------------------------------------
          (c),  check whether  the  person  filing  is  a:
          -----------------------------------------------

          (e)  An  investment  adviser  in  accordance with section 240.13d-1(b)
               (1)(ii)(E)

Item  4.  Ownership

        (a)  Amount  beneficially  owned:   0
                                            -------
        (b)  Percent  of  Class:  0%
                                 -----
        (c)  Number of shares as to which the person has:

             (i)  Sole  power  to  vote  or  to  direct  the  vote  0
                                                                    -------
             (ii) Shared  power  to  vote  or  to  direct  the  vote  NONE
                                                                      ----

             (iii)Sole power to dispose or to direct the disposition of 0
                                                                        -------
             (iv) Shared power to dispose or to direct the disposition of  NONE
                                                                           ----

Item  5.  Ownership  of  Five  Percent  or  Less  of  a  Class
          ----------------------------------------------------
          NOT  APPLICABLE


Item  6.  Ownership  of  More  than  Five  Percent  on  Behalf of Another Person
          ----------------------------------------------------------------------
          NOT  APPLICABLE

Item  7.  Identification  and  Classification  of  Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being  Reported  on  By  the  Parent  Holding  Company
          ---------------------------------------------------------------
          NOT  APPLICABLE

Item  8.  Identification  and  Classification  of  Members  of  the  Group
          ----------------------------------------------------------------
          NOT  APPLICABLE

Item  9.  Notice  of  Dissolution  of  Group
          ----------------------------------
          NOT  APPLICABLE

Item 10.  Certification
          -------------

   (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1 (b):

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete and correct.


                                           8/2/01
                               -------------------------------
                                            Date

                                         DANA  COHEN
                               -------------------------------
                                          Signature

                                  VICE PRESIDENT/ COMPLIANCE
                               -------------------------------
                                          Name/Title